Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated February 12, 2008, and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal, which are being distributed to registered holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to stockholders in any of these jurisdictions.

Diamond Management & Technology Consultants, Inc.
OFFER TO PURCHASE FOR CASH UP TO 5,000,000 SHARES OF ITS COMMON STOCK,
AT A PURCHASE PRICE NOT GREATER THAN $6.00
OR LESS THAN $5.25 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 11, 2008,
UNLESS THE OFFER IS EXTENDED.

Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), is offering (the “Offer”) to purchase for cash up to 5,000,000 shares of its common stock, par value $0.001 per share (“Shares”), from its stockholders (or such lesser number of Shares as are properly tendered and not properly withdrawn). We refer to our offer to purchase shares of our common stock as the tender offer. The Offer will be conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 12, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (as each may be amended and supplemented from time to time).

The Company is inviting its stockholders to tender their Shares at a purchase price not greater than $6.00 per share or less than $5.25 per share, net to the seller in cash, less any applicable withholding taxes, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions described in Section 7 of the Offer to Purchase.

The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Information Agent, the Depositary or the Dealer Manager are making any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and at what price.

Based upon the number of Shares tendered and the prices specified by the tendering stockholders, the Company will determine, upon the terms and subject to the conditions of the Offer, the lowest single price within the $6.00 to $5.25 range that will allow it to buy 5,000,000 Shares or such fewer number of Shares as are properly tendered and not properly withdrawn.

Stockholders must follow the procedures set forth in Section 3 of the Offer to Purchase and in the Letter of Transmittal in order to tender their Shares. All Shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time (as defined below) will be purchased at the applicable purchase price, upon the terms and subject to the conditions of the Offer, including the “odd lot,” proration and conditional tender provisions. The Expiration Time for the Offer is 12:00 Midnight, New York City time, on March 11, 2008, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which case the Expiration Time shall be the latest time and date at which the Offer, as so extended by the Company, shall expire.

Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment for the Shares. In the event that more than 5,000,000 Shares are tendered in the Offer, the Company expressly reserves the right to purchase a number of additional Shares equal to up to 2% of its outstanding Shares, and could decide to purchase more Shares subject to applicable legal requirements. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered and not properly withdrawn at or below the purchase price for the Offer, subject to the “odd lot,”, proration and conditional tender provisions of the Offer, only when, as and if the Company gives oral or written notice to BNY Mellon Shareowner Services, the Depositary for the Offer (the “Depositary”), of its acceptance for payment of such Shares in the Offer.

Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if at the Expiration Time more than 5,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not properly withdrawn at or below the applicable purchase price, the Company will purchase 5,000,000 Shares (or such greater number), on the following basis: first, from all of the holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the purchase price for the Shares and do not properly withdraw them before the Expiration Time for the Offer; second, from all other stockholders who properly tender Shares at or below the purchase price for the Shares and do not properly withdraw them, on a pro rata basis (except stockholders who tendered Shares conditionally if the condition was not satisfied); and third, only if necessary to permit the Company to purchase 5,000,000 Shares (or such greater number of Shares as the Company may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Tenders of Shares under the Offer are irrevocable, except that tendered Shares may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by the Company under the Offer prior to such withdrawal, may also be withdrawn at any time after 12:00 Midnight, New York City time, on April 8, 2008. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and the withdrawal must comply with the procedures described in Section 4 of the Offer to Purchase. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by the Company, in its sole discretion, whose determinations will be final and binding. None of the Company, BNY Mellon Shareowner Services, as the Depositary and the Information Agent, and Morgan Stanley & Co. Incorporated, as the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information. Stockholders should read them carefully before making any decision regarding the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at the address and telephone numbers set forth below and will be promptly furnished by the Company at its expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

BNY Mellon Shareowner Services
Attn: Corporate Actions Dept 27th Floor
480 Washington Blvd
Jersey City, NJ 07310
Within the U.S., Canada or Puerto Rico Call: (877) 244-8810
All Others Call Collect: 1-201-680-6579

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
Call Toll Free: (866) 818-4954

February 12, 2008

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